UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report:  February 28, 2005

(Date of earliest event reported)

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

(Exact name of registrant as specified in its charter)

Washington

000-13468

91-1069248

(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification Number)

1015 Third Avenue, 12th Floor, Seattle, Washington	98104
(Address of principal executive offices)	(Zip Code)

(206) 674-3400

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

The following information is included in this document as a result of Expeditors’ policy regarding public disclosure of corporate information.   Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on or about March 21, 2005.

SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS UNDER SECURITIES LITIGATION REFORM ACT OF 1995; CERTAIN CAUTIONARY STATEMENTS

Certain portions of this document including the answers to questions 1, 3, 5, 6, 7, 10, 15, 17, 18 and 22, contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties.  Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, changes in customer demand for Expeditors’ services caused by a general economic slow-down, inventory build-up, decreased consumer confidence, volatility in equity markets, energy prices, political changes, or the unpredictable acts of competitors.

RESPONSES TO SELECTED QUESTIONS REGARDING FOURTH QUARTER 2004 RESULTS

1.                                      Do you anticipate the WTO quotas, especially in China, to slow your rate of growth in that area?

We believe what you are referring to as “quotas” are currently called “safeguards” within the world of the WTO.  The concept of quotas was rung out with the last chorus of Auld Lang Syne on December 31, 2004.

While one is tempted to dismiss the distinction between a “safeguard” and a “quota” as being simply a  new label for an old concept, there are some distinguishing characteristics worth note.

Since the WTO is involved, “safeguards” have less to do with protecting American industry, as the “quotas” were intended to do, and more to do with allowing less integrated countries gently transition to a world that will be dominated by textile manufacturers located in China (the PRC) and India.  These locations were set up to handle the overflow demand, which resulted from the quantity limits placed on countries that were subject to quota restrictions.

All that being said, the short answer to your question is simply no, we don’t expect growth to slow in the PRC—not as far as goods produced for export are concerned, particularly over the long run.  The current voluntary measures instituted by the government of the PRC had the intention of  assisting with an orderly transition to a market shock.  The goal is only to manage the accelerating rate of growth, but there should be no doubt in anyone’s mind that exports from the PRC are likely to continue to grow.

2.             I currently own stock in the company. My address has changed. Am I supposed to be getting dividend payments? How do I tell how much the stock is worth?

If indeed you currently own stock in Expeditors, you absolutely should be getting semi-annual dividend payments.  Therefore, it seems to us that, rather than the passive approach that you elected to take; your first question needs to be “Where are my dividends?”

At the outset, let us state for the record that we don’t have your dividends.  We give all the money for the dividend payments to our transfer agent in one big wire transfer.   The transfer agent then distributes this money out to every shareholder of record at his or her last known address.   What happens next is up to the postal authorities and the fates.  Checks are either delivered, stolen, lost or returned to the transfer agent.

If you want to know about your dividends, you need to provide your new address to either your broker (for shares held in street name) or to Expeditors’ transfer agent in the event you actually hold a certificate.  Since you did not provide a complete address in your email complaining about missing dividends, we are going to contact you by email and try to provide individual assistance.

If you are truly interested in what the stock is worth, you can look it up in the financial pages of your local newspaper—we’re listed on NASDAQ with the symbol EXPD.  Alternatively, you can use this symbol on any financial website that provides stock quotations.

3.             Has any thought been given to issuing another split?  The price of the stock has, like the performance of the Company, remained at historic highs.  Please allow an ex-employee to be proud of you all.

We are actually mystified as to how we could actually make you proud of Expeditors with something so meaningless as splitting the stock.  We know that we have used this metaphor previously but imagine that all of Expeditors was a pie that had been cut into say 24 equal pieces.   If we then cut each piece exactly in half, we would have 48 pieces of pie, but the total amount of pie will not change as a result of splitting each of the 24 pieces.

Now we understand that nobody cuts a normal pie into 24 or 48 pieces, but a single share of Expeditors at the time we went public has subsequently been split into 24 equal pieces.  Your proposal, assuming that you are looking for a two-for-one split, raises this number to 48; but just as you don’t create pie by slicing it, nothing meaningful happens to the total value of the company.

Warren Buffett certainly understands all of this and has therefore never split the stock of Berkshire Hathaway.  As a direct result, a single class A share of this successful company sells for something over $90,000 as we write.   While our Board of Directors is not trying to prove any points, they don’t see splitting the stock as anything more than a pragmatic means of keeping the price of a single share within a broad and undefined range.  They actually understand that value is driven by earnings, not by how many infinitesimal pieces you carve out of the whole.

4.             In the 8-K dated 11/12/04, part of the answer to question number 4 stated that unless November and December were record months you would not likely equal the third quarter 2004 EPS results.  In the 8-K dated 12/23/04 you answered question #11 saying that November volumes were close to your internal expectations and yields were comparable with previous Novembers.  In the January 31st 8-K, question #2 you said that December the best month of the quarter.  Today, reported earnings did, in fact, match the third quarter.  Was December so strong that it more than made up for an “as expected” November?  Was the decline in fuel costs in December significant enough to positively impact the fourth quarter results?  Please quantify the impact of not being able to pass on fuel surcharges as quickly as you would have liked during the quarter.

While the EPS for the fourth quarter did end up as the same as the third quarter of 2004, the third quarter operating income was actually a bit stronger.  The tone of your question suggests you doubt us, but everything you cite from the recent 8-K’s was accurate.

October 2004 was not up to internal expectation—and this came at a time when the financial community had our fourth quarter consensus EPS at $.02 per share higher than the actual results for the third quarter.  So what we knew as we wrote in mid-November was that October had been less than expected and we were looking at another round of carrier rate increases.  Our conclusion was that it would be very difficult for us to match the recently reported third quarter results, much less blow past them by $.02 as Wall Street apparently thought possible, and we said so.

November 2004 came in stronger, much stronger than October on a year-over-year comparison basis and it met our internal expectations.  What we perhaps failed to make clear was these internal expectations had been established prior to learning that October 2004 had failed to meet expectations.  December was even stronger than November and needless to say was much stronger than previously established expectations.

As we moved through the fourth quarter of 2004, we were fortunate as customer price increases did finally come through, even as volumes continued to grow.  This resulted in record revenues and higher net revenues.  Despite slightly lower operating income in the fourth quarter as compared with the third quarter, net income was higher because of slightly higher non-operating income and what turned out to be a somewhat lower tax rate.  All this being said, we did not beat the third quarter by the $.02 being predicted by the financial community as the quarter began.

Wethern’s, Law which states “assumption is the mother of all screw-ups”, is perhaps applicable here. We were proven incorrect in our November 2004 assumption that it was unlikely that we would do as well in the fourth quarter as we had in the third, however we were absolutely correct in our unarticulated assessment that the consensus EPS estimate was too high. Given the alternatives of saying nothing and surprising everyone with an earnings shortfall or telling folks what we honestly thought about existing business trends, we said something—we unfortunately just said a little too much. In our defense, we’ve always said that we don’t have a lot of confidence in our ability to predict the future.

It is difficult for us to quantify the result of not being able to pass on the airfreight rates as early as we might have wanted, but if we had to guess we would say that it was probably a couple of million dollars worth of net revenue.

5.             What are your current plans regarding new office openings in 2005?

We opened our first office of 2005 in Warsaw, Poland and this involved the purchase of an agent’s operation.  This was a good thing since we had been promising to get this office opened since sometime in 2002 or early 2003.

We expect to see more offices opening in 2005 in the People’s Republic of China, North America, and Europe.  These projected openings will most likely be the result of existing satellite offices converting to full service offices.  A satellite office is a location that reports into and is controlled by the district manager of a full service office in the same geographic neighborhood.

6.                                      Please comment on your 2005 outlook for capacity and pricing in airfreight and ocean freight.

At this stage of the year, we anticipate that the airfreight will follow historical trends which is to say more capacity in the first part of the year followed by steady tightening as we progress through the year.  Beyond that, it is very difficult to predict what air will do.  Airfreight is very sensitive to shifts in demand created by a hot commodity, such as the electronic music phenomenon this past year.

With regard to ocean freight, more capacity is expected to come on line with the introduction of the larger container vessels.  The impact of excess capacity is difficult to calculate, as its efficiency may be somewhat muted by the lack of updated port infrastructure on the west coast of the U.S.    Pricing negotiations will be on going for the next several months and we’ll refrain from commenting on pricing trends at this point.

7.             When will you anniversary most of the additional expenses associated with Sarbanes-Oxley?

By far the largest portion of the incremental costs we incurred to comply with Sarbanes-Oxley section 404, the internal control provision, came in the form of additional fees to the independent auditors. If this process had been any more invasive, we would have been expected to don gowns.  The fees we paid were very much back-ended in 2004, but we’re not looking for some big Sarbanes-Oxley anniversary pickup for 2005.

In order to get through this, we leaned real hard on existing internal resources.  The real cost to us of Sarbanes-Oxley compliance was the incredible drain it placed on these employees.

8.             Please provide your year-end headcount by geography and by function.

We had 9,454 employees as of December 31, 2004 distributed around the globe as follows:

				%
	31-Dec-04	31-Dec-03	Difference	change
North America	3,378	2,987	391	13%
Asia	2,448	2,256	192	8.5%
Europe and Africa	1,658	1,528	130	8.5%
Middle East	800	719	81	11%
South America	453	443	10	2%
Australasia	198	176	22	12.5%
Information Systems	412	318	94	29.5%
Corporate	107	102	5	5%
	9,454	8,529	925	11%

9.             Will you provide some background to fourth quarter trends in the US geography?  Specifically, why did net revenue growth rates decelerate so significantly from the 20%+ growth rates in the previous two quarters? And why did profitability contract in the fourth quarter? Was this a function of year-end overhead allocation as discussed in previous 8-Ks?

From the net revenue standpoint, in 2003 we had a gain on the reversal of a long-standing inter-company reserve.  This gain, which did not repeat in 2004, nor was it expected to do so, hit the “United States” column in the business segment disclosure.  It was also true that the U.S. had a strong fourth quarter of 2003, in its own right.  These factors put us in a position where last year’s victory became this year’s hurdle.  Absent something truly spectacular, deceleration is the natural result.

From a profitability standpoint, you are correct in guessing that there were some of the same overhead allocation issues as had been discussed in the 8-K dated February 19, 2003 as question number 25 and referenced in question number 42 in the 8-K dated February 16, 2004.

10.          Europe continues to post solid net revenue growth, but what is behind the 9% year over year contraction in operating income?

Primarily a move in London out of multiple “rabbit warren” like locations into one central office.  The timing of this move was such that we had to pay double rent and then there were some leasehold improvements in the old facilities that we had to finish writing off.  Add all of this to the actual expense associated with the physical move and you get a large loss for the London office—much of which was “one-off” in nature.

Looking around for additional causes, there were a couple of other branches that had some bad debt issues.  These were the result of the 120-day rule, which mandates the write-off of all amounts not collected within this time frame.  This amount will likely reverse for segment reporting purposes in the first quarter of 2005, but this of course depends on collection.

11.          Please discuss air and ocean freight trends thus far in 2005.

Pricing remains firm and freight volumes through January 2005 appeared strong.  This was likely to have been a function of the timing of Chinese New Year and as a result internally always look at January and February combined.

12.          Was the amount of airfreight yield pressure in the fourth quarter of 2004 greater than expected?  Qualitatively, how much of this pressure was due to the volume strength/capacity tightness versus other cost pressures (i.e., fuel) or competitive pricing pressure?

The question we need to ask is “expected when?”  Which is to say, expected before or after we saw results for October 2004?   If you are talking about post-October, given the hard work it took to obtain acceptance of the late peak rate increases, we were satisfied with where airfreight yields finished up for the fourth quarter—albeit they were still down year-over-year 111 basis points and down 192 basis points on a sequential basis comparing the third and fourth quarters of 2004.  This despite the fact that the sequential drop was nearly twice the decrease experienced when compared with the drop between the third and fourth quarters of 2003.

From a qualitative standpoint, cost pressures seemed to us to be the strongest contributor, but capacity tightness was also a factor.  Competitive pricing pressures are a constant and because of that, these didn’t stand out as significant  factors.

13.          I noticed a substantial increase in Accounts Receivable.  Is this a new run rate or did something special occur in the fourth quarter that is responsible for the increase?

The fourth quarter of 2004 was much more “back-ended” than what we’ve experienced in the last several years.  Since we might be making up words here, what we are trying to say is that October was weaker than usual and December was stronger.  As a consequence, there was a comparative difference in when billings were recorded year-over-year.  This gives the illusion that 2004 year-end accounts receivable had somehow ballooned in comparison with 2003.  In reality, we think that it is just the result of a larger percentage of the fourth quarter’s business being done in December, and hence still outstanding at year-end, than was experienced during 2003.

14.          There was also a large increase in Accounts Payable.  Is this simply because the business has grown so much or are you managing this account differently?

When we did the math computations, we concluded that accounts payable and accounts receivable maintained the same relationship as we would have expected extrapolating forward the 2003 relationship.

15.          You have a substantial cash position.  Are there plans to raise the dividend?

Historically, the dividend has increased in some measure related to the increase in earnings.  Of course, dividends are declared by action of the Board of Directors.  We cannot speak for that group, but as long as earnings increase, we would expect that the Board of Directors would opt to at least increase the dividend in some sort of ratable manner.  We will all have to wait until early to middle May 2005 to see if this guess is correct.

16.          What did compliance with the internal control provisions of Sarbanes-Oxley cost?

The direct cash outlays as a result of coping with Section 404 of Sarbanes-Oxley can be estimated to be somewhere between $1.5 and $2.0 million.  Much of this cost will remain with us in the form of a direct wealth transfer to independent accountants, as this provision stays on the books.

17.          What is planned capital spending for 2005?

The 2005 calendar year will be an unusual one for capital expenditures.  We will probably spend well over $100 million.  In addition to the redevelopment of our San Francisco property and the normal capital expenditures caused by relocations and replacements, we will likely adopt a plan to make several additional capital expenditures in the United States.  This plan will be the fulfillment of a requirement of the new section 965 of the Internal Revenue Code.

Section 965 was added by the American Jobs Creation Act signed into law during October 2004.   This temporary provision allows an 85% exclusion for amounts repatriated above a threshold (for Expeditors the threshold will be slightly more than $45 million) that are invested in certain tax- favored (and presumably job-creating) activities pursuant to a plan.  We currently estimate that our 2005 tax savings from this will approach 24% of all amounts repatriated and invested in capital improvements.  While the full plan has not been designed, we anticipate significant real estate investments in key locations in the U.S.

If much of this seems vague at this point, you have correctly discerned the current state of the guidance in connection with this temporary tax relief measure.  What we do know is that it will likely greatly increase capital expenditures in order to realize the tax savings.  We also wish to note that unlike many companies who will report an unanticipated tax expense as a result of this provision, Expeditors anticipates receiving a significant one-time tax benefit.

18.          What would have been the impact of expensing stock options during the fourth quarter of 2004 had Expeditors been required to do so?

During the third quarter of 2004, option expensing would have created a reduction of approximately 15% to net earnings. For the first nine months of 2004, that number would have been a reduction of approximately 18%.  We expect that the fourth quarter will fall somewhere between the 15 and 18 percent numbers.

19.          Expeditors recorded a $5.1 million pretax gain during the fourth quarter of 2003 for the elimination of accruals for inter-company differences.  Within which segment’s (North America, Europe, etc.) operating income was this gain included?

This was recorded in the column entitled “United States” in our SEC mandated segment reporting.

20.          Customs brokerage year-over-year gross and net revenue growth decelerated during the fourth quarter of 2004 after growing 30.5% and 27.2%, respectively, during the first three quarters of the year.  Also the gross yield on this product deteriorated year-over-year more so than in quarter’s past. Can you provide detail into why there has been a slow down in customs brokerage revenue growth and what’s driving the yield contraction?  What should we expect for customs brokerage yields going forward?

We want to start back and work forward as we strive to answer this question.  Questions about the yield on our customs brokerage product has roughly the same effect on the customs broker part of our culture as someone making that horrible screeching sound on a blackboard with fingernails does for the rest of society.

Historically, there were no real yields on “Customs Brokerage and Import Services”—and we actually don’t think that there should be any right now.  But this is something we have said in this space many times before.  Having also stated on numerous occasions how much we hate these brokerage yield questions, we began to wonder if the problem was ours.  After all, perhaps we just need to do a better job of explaining why this question is silly.  Unfortunately, in order to do this we have to go back to the conditions in the accounting profession and the stock market during the last years of the twentieth century.

Recall now a time when Arthur Anderson was still a major accounting firm and companies could go public without any track record of profits.  Back then, the commonly accepted wisdom was that companies could be valued and traded based upon multiples of revenue thus avoiding any consideration of the non-existent earnings stream.  It is hard to believe now, but back then they just didn’t know any better.

Anyway, the fact that revenue streams drove market values put pressure on the weak and the criminal to overstate the darn stuff.  This abuse attracted the attention of the regulators and as a result the SEC issued rules that clearly set forth the circumstances in which companies could report revenue on a gross or net basis.

At Expeditors profits were always what was important.  So even during these heady days of what we all now look back on as the “dot com bubble” we were marching to a different drum.  However, the SEC gets to establish the parade route and so we had to evaluate how this new staff accounting bulletin affected our financial statements.

Historically, we had always viewed customs brokerage as a pure revenue sort of business.  We do brokerage for a fee and we report that whole fee as revenue.  Nothing wrong there, but we also delivered goods the last few miles of the journey following clearance and we had been reporting just the net difference between our billing and our cost as revenue and combining this with the related brokerage billings.  This was in keeping with viewing brokerage and its related services as pure revenue, but it was not within strict compliance with the new staff accounting bulletin.

In our opinion, showing these items on a gross basis actually distorted the economic reality of the revenue potential for this product.  The new rules were really a case of throwing the baby out with the bathwater.  However, this was a lightening bolt thrown by the SEC to correct some real abuses in financial reporting perpetuated by the profitless.  Objecting was going to be a lost cause, so we bowed to the inevitable and grossed up our numbers.  So, that is how our pure revenue thoroughbred product ended up being “yielded”.

Over the last year, as you all know, we started doing a little domestic freight on the side.  In recognition of this, we changed the relevant line item in our financial statements to read “Customs Brokerage and Other Services” rather than “Customs Brokerage and Import Services”.

Domestic freight does have a yield and ours have actually been very good, but when you have been reporting yields in the 70% range (that was the brokerage combined with the local deliveries), growing a product like domestic airfreight with yields in the 35-45% range causes a drag on the combined result.  Even in the amounts of domestic freight that we are reporting, which are really inconsequential to the total gross revenues, this growth creates the illusion of a problem, when in fact none exists.

As for the slowing rate of growth, this is a two-part story.  First, part of the 2003 reversal of inter-company reserves were recorded in “Customs Brokerage and Other Services” and this did not repeat in 2004.  Second, we obtained a couple of substantial stand-alone brokerage accounts in the fourth quarter of 2003 and as these pure revenue accounts “anniversaried” in 2004, the rate of growth appeared to slow.

21.          The rate of year-over-year ocean gross and net revenue growth accelerated during the fourth quarter of 2004 versus the prior three quarters of the year. Was there anything specific driving this improvement (an increase in customer volumes, new customer contract wins, better pricing of your product, lower transportation costs)?

The increases in the rates of growth in the fourth quarter of 2004 are primarily due to the good job done by our NVOCC folks in increasing our container volumes as year-over-year volume grew by 32%.  In addition, the same fuel price dynamics that influenced airfreight, specifically the time it took to implement rate increases, also applied to the ocean product.

Margins were squeezed consistently throughout 2004. The rate of sequential ocean yield decline between the third and fourth quarters of 2003, 20 basis points compared with a 40 basis point decline for 2004, shows that increased volumes more than compensated for yield decline.

We also had continued pressures on service fees in our ECMS ocean consolidation product—that product being more or less flat on a year-over-year basis, despite expanding volumes.

22.          As cash builds on Expeditors’ balance sheet can you list, in order of preference, the manner in which you plan to distribute this cash to shareholders?

We have never made a list and frankly we can only think of two ways that cash can be transferred from a company to its shareholders.  The first is the egalitarian approach of paying out cash dividends.  The second is a selective approach accomplished by going into the open market and repurchasing stock — here the selling shareholders get the corporate cash and everybody else gets an increased share in our future economic activity.

We actually apply cash each year to both regular dividends and stock repurchases.  For better or worse, the cash inflows from profits have historically exceeded the cash outflows devoted to these two worthy causes.  As we have said before, if this is a problem, it is a great one to have.

Your question actually precludes a discussion of the use for this cash that we currently feel is the best use: reinvestment in the business.  We are talking here about stuff like continued investment in technology, which supports efficiency and productivity, and investments in real estate, which lower our operating expenses while allowing us to safely retain the value of the invested funds.

Then there is always the option of doing nothing, which also cannot fit into the framework of your question, but is certainly an option.  Doing nothing means having cash that allows us to expand our business without the need to borrow to meet additional working capital requirements.   While this is bad news for commercial bankers, growing while maintaining a debt free balance sheet is something we believe our shareholders should appreciate.

We also believe that shareholders benefit from the cash on the balance sheet on an everyday basis much the way a law enforcement officer benefits from an unfired weapon during each shift.  In each case, the mere existence of the gun or the cash in the right hands is a very stabilizing influence.  Cash would be like the gun in the event of a major disconnect between share price and intrinsic value as we have the obvious ability to repurchase a rather large volume of stock.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.

February 28, 2005	/s/ PETER J. ROSE
Peter J. Rose, Chairman and Chief Executive Officer

February 28, 2005	/s/ R. JORDAN GATES
R. Jordan Gates, Executive Vice President-Chief Financial Officer and Treasurer